Exhibit 10.28

VORSTANDSDIENSTVERTRAG (Director's Service Agreement)
between

Adam Opel AG Bahnhofsplatz, 65423 Rüsselsheim

- hereinafter referred to as the ”Company“ -

represented by its Supervisory Board, which itself is represented by its Chairman,

Stephen J. Girsky

and

Dr. Karl-Thomas Neumann

born on April 1, 1961, residing at Am Lichtetal 11, D-61462 Königstein,

- the Company and Dr. Neumann hereinafter collectively also referred to as the ”Parties” or individually as to one “Party” -

Preamble

Dr. Neumann is currently, but no longer than June 30, 2013, bound by restrictive co-venants and he endeavors to terminate them at an earlier point in time.

Upon release from his restrictive covenants, Dr. Neumann shall be appointed Chairman of the Management Board of the Company for an initial term of one (1) year, latest as of July 1, 2013.

In light of this, hereby the Parties enter into the following Director’s Service Agreement (hereinafter also referred to as the “Agreement”):

1.	Position, Functions and Duties

1.1
Latest as of July 1, 2013, Dr. Neumann shall be appointed for an initial term of one (1) year as Chairman of the Management Board of the Company. Within General Motors he will hold the titles of “General Motors Vice President” and “President of General Motors Europe”.

1.2
Dr. Neumann shall carry out his duties in accordance with the applicable laws, the articles of association of the Company and, if in place, its rules of procedure for the Management Board, all as amended from time to time.

1.3
Dr. Neumann shall dedicate his entire working capacities exclusively to the services of the Company. He shall require the consent of the personnel committee of the Company’s Supervisory Board before taking on any other professional activities or offices, whether in a remunerated or an honorary position. The consent will be granted, if there are no conflicting interests of the Company.

1.4
Dr. Neumann shall, upon the request of the Supervisory Board, also accept positions or offices in companies in which the Company directly or indirectly holds shares as well as activities in associations and organizations of which the Company or an affiliated company is a member. It is understood, that any positions and offices Dr. Neumann has assumed under this Clause 1.4 are limited for the time he is appointed as member of the Management Board of the Company. In case this appointment ends, Dr. Neumann will immediately and in the appropriate form resign from any such positions and offices.

1.5
During the term of this Agreement Dr. Neumann is not permitted to directly or indirectly participate in any company, which is in competition with the Company or an affiliated company, or in any company which maintains material business relationships with the Company or an affiliated company. This does not apply to participations as part of Dr. Neumann’s private wealthy management, provided those participations do not allow direct or indirect influence on the respective companies’ managements.

2.	Remuneration

2.1
As compensation for his services Dr. Neumann receives a fixed annual gross salary in the amount of EUR 618,560.00, payable in 12 equal installments by the end of each month into a domestic bank account to be nominated by Dr. Neumann.

2.2	In addition, Dr. Neumann participates in the following incentive plans of General Motors Company, the Company's parent company:

General Motors Company Salary Stock Plan (Annex 1)
and
General Motors Company Long-Term Incentive Plan (Annex 2)

Special provisions, which supersede the rules of the aforementioned incentive plans of General Motors Company and which have been agreed upon by General Motors Company and Dr. Neumann, are contained in Annex 3 of this Agreement (“Annex 3”).

2.3	Any assignment or pledge of remuneration claims requires the consent of the Supervisory Board of the Company.

2.4
In the event Dr. Neumann receives compensation for positions or offices, which he has assumed at affiliated companies, associations or organizations, he will transfer such compensation to the Company or such compensation will be credited against the remuneration under Clauses 2.1 and 2.2 above.

3.	Company Pensions

Dr. Neumann is entitled to participate in the Company’s pension scheme, which applies for executives. All entitlements arising out of this pension scheme, which relate to the term of this Agreement, shall be non-forfeitable upon signing this Agreement.

4.	Vacation

Dr. Neumann has an annual vacation entitlement of 30 working days for each full calendar year, which shall be taken in accordance with the other members of the Management Board. The German Vacation Act does apply mutatis mutandis.

5.	Company Car(s) and Drivers Pool

5.1
The Company will provide an adequate Opel company car to Dr. Neumann, which he can also use for private purposes, and will bear the costs for fuel as well as all other costs regarding the operation of the car (e.g. for repairs, maintenance, insurance etc.). Dr. Neumann shall bear any income taxes resulting from the private use.

5.2
Dr. Neumann may lease up to five further Opel cars under and subject to the applicable car leasing policies, whereby the lease of one of these cars shall be based on the leasing conditions for executives.

5.3
As a member of the Management Board of the Company Dr. Neumann will have access to the Company’s pool of drivers on an as-needed basis, including for his trips to and from work as well as for business purposes.

6.	Remuneration in the Event of Illness and Accident

In case of a temporary incapacity for work, resulting from illness, accident or from another reason for which Dr. Neumann is not responsible, he will continue to receive his remuneration under Clauses 2.1 and 2.2 above for a maximum period of up to six (6) months of the contractual term of this Agreement. Payments of third parties will be credited against this entitlement.

7.	Insurances

7.1	For the term of this Agreement, the Company will conclude an accident insurance for Dr. Neumann according to the Company’s applicable policies.

7.2
The Company will ensure that Dr. Neumann will be subject to a D&O insurance in compliance with the ”GENERAL MOTORS COMPANY DIRECTORS AND OFFICERS INSURANCE COVERGAGE“ terms and conditions, as attached as Annex 4 and as amended from time to time.

8.	Expenses

Expenses and other expenditures will be settled by the Company in accordance with the applicable internal company expense policies, as amended from time to time.

9.	IP Rights

Any inventions, which Dr. Neumann creates during the term of this Agreement, will be governed by the provisions of the German Employee Inventions Act. The Company and its affiliated companies are exclusively and irrevocably entitled to utilize any technical or operational proposals for improvements made by Dr. Neumann, without further compensation being required.

10.	Term

10.1
This Agreement will be concluded for a term of one year from the appointment of Dr. Neumann as chairman of the Management Board and shall start no later than on July 1, 2013. A premature termination of this Agreement is only possible for an important reason with immediate effect (§ 626 German Civil Code).

10.2	The Parties agree to resume negotiations regarding a subsequent longer director’s service agreement three (3) months prior to the expiry of this Agreement at the latest.

10.3	Sec. 625 German Civil Code does not apply, i.e. in order to be effective a continuation of this Agreement requires a written arrangement.

11.	Confidentiality

11.1
During the term of this Agreement and at all times thereafter, Dr. Neumann will not disclose to any third party any business related matters not generally known, including such relating to the Company and its affiliates, and he shall not utilize business or operational secrets himself. This also applies to this Agreement and its annexes, which or whose contents Dr. Neumann will not disclose to any third party, unless the disclosure is required by law or serves the purpose of asserting or rejecting claims. His spouse, tax or legal advisors are no third parties within the aforementioned meaning.

11.2
Dr. Neumann agrees to keep all business related documents and notes with care, including personal notes and electronic copies, and to return them upon request and in case of termination of this Agreement - without further request being required - to the Supervisory Board or an authorized person. There are no retention rights regarding such documents and notes (incl. its electronic copies).

12.	Non-competition and Non-solicitation

12.1	During the term of this Agreement Dr. Neumann will be bound by the non-competition restrictions as laid down in Sec. 88 German Stock Cooperation Act.

12.2
During the term of this Agreement and a period of two (2) years after its termination, Dr. Neumann must refrain from actively soliciting (or attempting to do so) for a third party, be it directly or indirectly, any employees, board members or freelancers of the Company or any affiliate of the Company.

13.	Condition Precedence / Claims of Volkswagen AG

13.1	This Agreement is subject to the following condition precedents:

- Approval of the Supervisory Board of the Company to this Agreement.
- Signing of the Annex 3 by Dr. Neumann.

13.2
Dr. Neumann will ask Volkswagen AG for an early release from his current restrictive covenants, ideally already as of January 1, 2013. Once it is known whether Volkswagen AG will ask Dr. Neumann for any financial concessions in return for an early release, the Parties will discuss an earlier start date of Dr. Neumann with the Company, i.e. an entry before July 1, 2013, and in particular whether and to which extent the Company will reimburse any upcoming costs.

14.	Final Provisions

14.1
Should any provision of this Agreement be or become entirely or partly invalid or lose its validity at a later date, this shall not affect the remaining provisions. Insofar as legally permitted, a reasonable other provision shall be deemed to replace the invalid provision, which commercially corresponds as close as possible to a provision which had been agreed upon by the Parties, had they known the invalidity of the respective provision. This also applies if the invalidity of a provision relates to a quantity of performance or length of time; in this event the quantity of performance or length of time shall be deemed the quantity or length which is legally permissible.

14.2
There are no further agreements. Modifications to and supplements of this Agreement must be made in writing in order to become effective. This also applies to the cancellation, amendment or supplementation of the aforementioned written form requirement. The priority of individual contractual agreements remains unaffected (Sec. 305b German Civil Code).

14.3
Dr. Neumann agrees that any and all previous declarations in conjunction with the constitution of this service relationship will become irrelevant and will be entirely replaced by the terms and conditions of this Agreement.

14.4	This Agreement will be executed in two originals. By signing this Agreement, Dr. Neumann acknowledges receipt of one original, including its Annexes.

14.5
This Agreement shall be subject to the laws of the Federal Republic of Germany. The Parties agree, however, that this choice of law does not apply to the incentive plans of General Motors Company, in which Dr. Neumann will participate. These plans are not part of the service relationship with the Company and they will be governed by the relevant law, as stipulated in the relevant plan.

14.6
The courts, competent for the Company, shall have exclusive jurisdiction for disputes arising out of this Agreement (with the exception of any disputes which arise from the General Motors Company incentive plans; for such disputes the relevant US courts shall have exclusive jurisdiction).

14.7	In the event of inconsistencies between the German and the English version of this Agreement, the German version shall prevail.

DR. KARL-THOMAS NEUMANN:

Frankfurt, den December 19, 2012

/S/ DR. KARL-THOMAS NEUMANN
Dr. Karl-Thomas Neumann

ADAM OPEL AG:

Rüsselsheim, den December 10, 2012

/S/ STEPHEN GIRSKY
Stephen Girsky Chairman of the Supervisory Board

Annexes 1 to 4

Annex 3 to the Director’s Service Agreement between Adam Opel AG and Dr. Karl-Thomas Neumann, dated December ___, 2012

By this Annex 3, General Motors Company confirms to Dr. Karl-Thomas Neumann for the term of his one year director’s service agreement with Adam Opel AG participation in the attached
- General Motors Company Salary Stock Plan (hereinafter “SSP”), and
- General Motors Company Long-Term Incentive Plan (hereinafter “LTIP”),

including its affiliated administration and operating rules (hereinafter both together “GM Compensation Plans”), subject to the following special terms and conditions which supersede any contravening rules of the GM Compensation Plans:

1.	Participation in the General Motors Company Salary Stock Plan (SSP)

1.1
As a general plan rule, any award and grant of any salary stock units under the SSP would be at the discretion of Executive Compensation Committee of the General Motors Company (hereinafter “Compensation Committee”) and the Compensation Committee would usually decide on an annual basis on the target award for each calendar year separately.

1.2
As an exception to these rules, the Compensation Committee has pre-approved for the term of Dr. Neumann’s one year director’s service agreement with Adam Opel AG a salary stock grant for Dr. Neumann in the amount of USD 2,200,000 (hereinafter “Salary Stock Award”).

1.3
The Salary Stock Award is accrued and earned each pay period (i.e. each month) and then over one (1) year converted to units each quarter. The quarterly converted value of USD 550,000 will be granted on the last trading day of each fiscal year quarter, based on the average of the high and low GM stock price on the date of the grant. The shares are fixed on that date and are paid out in thirds over the next three years, as follows:

	Current Year FY Quarter	Value Converted	1 year after grant	2 years after grant	3 years after grant
	End	to shares	Settlement *	Settlement *	Settlement *
	1st	USD 550,000	USD 183,333.34	USD 183,333.33	USD 183,333.33
	2nd	USD 550,000	USD 183,333.34	USD 183,333.33	USD 183,333.33
	3rd	USD 550,000	USD 183,333.34	USD 183,333.33	USD 183,333.33
	4th	USD 550,000	USD 183,333.34	USD 183,333.33	USD 183,333.33
	Total	USD 2,200,000	USD 733,333.36	USD 733,333.32	USD 733,333.32

* Actual value paid out will vary based on the stock price on the respective settlement date at the end of each quarter. All value based on USD and to be converted in EUR at the respective settlement date, based on the exchange rate, applicable at that time.

2.	Participation in the General Motors Company Long-Term Incentive Plan (LTIP)

1

2.1	As a general plan rule, any LTIP award would be based on both Dr. Neumann’s performance and the performance of General Motors Company, as determined by the Compensation Committee.

2.2
As an exception to these rules, the Compensation Committee has pre-approved for the term of Dr. Neumann’s one year director’s service agreement with Adam Opel AG an annual restricted stock unit grant in the amount of USD 1,500,000 (hereinafter “RSU Award”), which does not depend on individual or company performance and which is granted and converted to shares based on the Fair Market Value (hereinafter “FMV”) on the first Monday of the quarter following the date of the commencement of Dr. Neumann’s service relationship with Adam Opel AG, whereby FMV is the average of the high and the low stock price on the aforementioned date of the grant. The RSU Award will then be vested and delivered to Dr. Neumann's account in two equal installments:

2.2.1 the first installment will be vested and delivered on the last day of the one (1) year term of the Director’s Service Agreement with Adam Opel AG (hereinafter “RSU Vesting Date 1”), and

2.2.2 the second installment will be vested and delivered one (1) year after RSU Vesting Date 1 (hereinafter “RSU Vesting Date 2”).

2.3	In order for the aforementioned installments of the RSU Award to be delivered to Dr. Neumann, a service relationship between Dr. Neumann and Adam Opel AG must exist at the respective RSU Vesting Date.

3.	General Rules, Miscellaneous

3.1
The Salary Stock and RSU Awards are, whether already granted or not, non-forfeitable with the exclusive exception of inimical acts being defined as a criminal act or an intentional act causing substantial harm to a General Motors, Opel or Vauxhall company. Once the shares under the RSU Award are delivered to Dr. Neumann, he can immediately sell them at his sole discretion subject to SEC regulations regarding insider trading rules.

3.2
Any payments made under the GM Compensation Plans (including this Annex 3) are gross payments and Dr. Neumann will be responsible for the payment of all taxes applicable to the above, including income tax, capital gains tax, and any other relevant taxes in any other jurisdiction, without any entitlement to their reimbursement by General Motors Company or Adam Opel AG.

3.3
Neither General Motors Company nor Adam Opel AG nor any of the corporate bodies or committees shall have the right to amend, alter, suspend, discontinue or terminate the GM Compensation Plans or any of the Awards provided for in this Annex 3, unless Dr. Neumann agrees with it in writing.

3.4
Any obligations under the GM Compensation Plans (including this Annex 3) are those of the General Motors Company, notwithstanding the possible payment of any part of such benefits through the payroll of Adam Opel AG, which will only be done for administrative purposes on behalf of General Motors Company.

3.5
It is agreed that this Annex 3 and Dr. Neumann’s entitlements under the GM Compensation Plans shall be subject to the applicable United States law as stipulated in the relevant plan as well as to General Motors’ obligations under the American Recovery and Reinvestment Act of 2009 and other requirements under the Troubled Asset Relief Program of the United States of America.

3.6	The rules of this Annex 3 shall supersede any contrary rules contained in the respective GM Compensation Plans.

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GENERAL MOTORS COMPANY:	DR. KARL-THOMAS NEUMANN:

Detroit, December 7, 2012	Frankfurt, December 19, 2012
/S/ JANICE UHLIG Janice Uhlig Executive Director, Global Compensation and Benefits	/S/ DR. KARL-THOMAS NEUMANN Dr. Karl-Thomas Neumann

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